Exhibit 99.1

FOR IMMEDIATE RELEASE

May 15, 2013

Citizens Bancshares Corporation Announces First Quarter 2013 Results

ATLANTA, May 15, 2013/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced first quarter 2013 net income before preferred dividends of $272,000 compared to net income before preferred dividends of $133,000 for the same period last year.  Net income available to common shareholders for the first quarter of 2013 was $213,000, or $0.10 per diluted common share compared to a net income available to common shareholders of $74,000, or $0.03 per diluted common share, reported for the first quarter of 2012.

“We are proud of the progress we have made in asset quality and expense management in a challenging environment, evidenced by increased earnings available to our common shareholders for the first quarter of 2013 compared to the same period last year,” stated Ms. Cynthia N. Day, President and Chief Executive Officer.  “As we look forward to the remainder of the year we expect the lending and interest rate environment to continue to be challenging for our industry; however, we continue to seek ways to enhance noninterest income and continue to benefit from improved credit quality and operating efficiencies.  We will also press aggressively yet prudently to generate lending opportunities in a recovering and competitive environment.  To augment our efforts, we are making investments in lending associates that will expand and diversify our market footprint.”

Other financial highlights:

•                  Average loans decreased by $9.8 million to $184 million in the first quarter of 2013, and represented a 5.0% decrease from the prior quarter primarily attributed to a significant loan payoff during the quarter. As with our industry, we have experienced the prolonged lower interest rate environment coupled with a challenging lending environment and increased payoffs from large corporate customers that has impacted our margins.  During the first quarter of 2013, net interest margin on a fully tax equivalent basis declined to 3.68% compared to 3.87% in the previous quarter. The Company continues to pursue opportunities to enhance our lending and is investing in the resources and lending associates to strengthen our efforts.

•                  Average deposits decreased by $1.7 million to $335 million in the first quarter of 2013 due to normal fluctuations, and represented a 0.5% decrease from the prior quarter. On a year over year basis, average deposits decreased $13 million or 3.7% as a large governmental customer withdrew funds for operational purposes.  At March 31, 2013, the Company’s cost of funds was 0.27% compared to 0.33% for the same period last year.

•                  Core expenses continue to be closely managed as the first quarter 2013 expenses related to salaries and employee benefits, occupancy and equipment, and FDIC insurance declined compared to the same period last year.  OREO related expenses decreased by $533,000 compared to the same period last year.  All inclusive, total noninterest expense declined by $563,000 for the period which includes a nonrecurring retention payment of $100,000 toward the settlement of a lawsuit compared to the same period last year.

•                  Capital levels remain well above regulatory capitalization standards.  At March 31, 2013, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.

	1st	1st
	Quarter	Quarter
(In thousands, expect per share data)	2013	2012	Change
Income Statement
Net income available to common shareholders	$213	$74	187.8%
Net income per diluted common share	0.10	0.03	233.3%
Total revenues	4,510	5,407	(16.6)%
Provision for loan losses	225	750	(70.0)%
Noninterest income	1,237	1,472	(16.0)%
Noninterest expense	3,813	4,376	(12.9)%

Balance Sheet
Average loans, gross	184,278	196,543	(6.2)%
Average deposits	335,199	348,082	(3.7)%

Capital
Total capital (to risk weighted assets)	19%	18%
Tier 1 capital (to risk weighted assets)	18%	17%
Tier 1 capital (to average assets)	11%	10%

The Company’s first quarter 2013 provision for loan losses decreased by $150,000 to $225,000 compared to the fourth quarter of 2012, and decreased by $525,000 compared to the same three month period last year.  The allowance for loan losses was $3.4 million at March 31, 2013 and $3.5 million at December 31, 2012.  At March 31, 2013, the allowance for loan losses was 29% of nonperforming loans compared to 33% at December 31, 2012. The Company considers its allowance for loan losses at March 31, 2013 to be adequate.

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama.  Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Samuel J. Cox, Chief Financial Officer
(404) 575-8306